EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Establishment Labs Holdings, Inc. on Form S-3 of our report dated March 20, 2019, with respect to our audits of the consolidated financial statements of Establishment Labs Holdings, Inc. as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 appearing in the Annual Report on Form 10-K of Establishment Labs Holdings, Inc. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum llp
Costa Mesa, CA
November 12, 2019